Exhibit 10.2

Extension to Promissory Note Maturity

This is an Amendment to that certain Promissory Note in the amount of One Hundred Fifty Thousand Dollars ($150,000) hereinafter referred to as (the “Note”) dated March 12, 2024 by and between Helio Corporation (“Maker”) and Scott Nealey (“Payee”).

1.	The Maker and Payee hereby Amend the Note to provide that the Note, including all principal and accrued interest, will be paid in full by Maker at the earlier of: (i) such time as Maker is able to achieve a listing on a national stock exchange (NYSE or Nasdaq); or (ii) Nov 1 , 2025.

2.	The note is not considered in default as of July 31st, 2025.

3.	Other than as specifically amended hereby, all other terms and provisions of the Note dated March 12, 2024 remain in full force and effect.

By:	/s/ Greg Delory	/s/ Scott Nealey
	Greg Delory, CEO	Scott Nealey